Exhibit 10.1

APPROACH RESOURCES INC.

2007 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

TSR VESTING REQUIREMENTS

THIS AGREEMENT, made and entered into as of the          day of                     , 20        , by and between Approach Resources Inc., a Delaware corporation (“Approach”), and                     , an employee, outside director or other individual providing services to Approach or one of its Affiliates (“Participant”).

WHEREAS, the Compensation Committee of Approach’s Board of Directors or such other committee designated by Approach’s Board of Directors (the “Committee”), acting under Approach’s 2007 Stock Incentive Plan (the “Plan”), has the authority to award restricted shares (including the Target Restricted Shares and Maximum Restricted Shares each as defined herein, the “Restricted Shares”) of Approach’s common stock, $0.01 par value per share (the “Common Stock”), to employees, outside directors or other individuals providing services to Approach or an Affiliate;

WHEREAS, pursuant to the Plan, the Committee has determined to make such an award to Participant on the terms and conditions and subject to the restrictions set forth in the Plan and this Agreement, and Participant desires to accept such award; and

WHEREAS, a copy of the Plan has been made available to Participant and shall be deemed a part of this Agreement as if fully set forth herein and the terms capitalized but not defined herein shall have the meanings set forth in the Plan.

NOW, THERFORE, in consideration of the premises and mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. TSR Restricted Stock Award. On the terms and conditions and subject to the restrictions, including forfeiture, hereinafter set forth, Approach hereby awards to Participant, and Participant hereby accepts, a restricted stock award (the “Award”) with respect to a target number of          shares [100% OF TARGET] (the “Target Restricted Shares”) of Common Stock; provided, that, based on the relative achievement of the TSR Vesting Objective (as defined in this Agreement) and the other terms and conditions herein, the number of Restricted Shares that may ultimately become free of restrictions hereunder may range from 0% to 150% of the Target Restricted Shares (such number of Restricted Shares that equal 150% of the Target Restricted Shares, or          [150% OF TARGET] Restricted Shares, shall hereinafter be referred to as the “Maximum Restricted Shares”). The Award is made on the          day of                     , 20         (the “Grant Date”). On the Grant Date, a number of Restricted Shares equal to the Maximum Restricted Shares shall be issued to Participant. A certificate representing the Maximum Restricted Shares shall be issued in the name of Participant (or, at the option of Approach, in the name of a nominee of Approach) as of the Grant Date and delivered to Participant on the Grant Date or as soon thereafter as is practicable. Participant shall cause the certificate representing the Maximum Restricted Shares, upon receipt thereof by Participant, to be deposited, together with stock powers and any other instrument of transfer reasonably requested by Approach duly endorsed in blank, with Approach, to be held by Approach in escrow for Participant’s benefit until such time as the Maximum Restricted Shares represented by such certificate are either forfeited by Participant to Approach or the restrictions thereon terminate as set forth in this Agreement.

2. Vesting and Forfeiture. The Restricted Shares shall be subject to a performance period that shall commence on January 1,          and shall end on December 31,          [TWO YEARS AFTER YEAR OF GRANT DATE] (the “Performance Period”), subject to (i) the level of achievement of the TSR Vesting Objective outlined in Section 2(a) below, and (ii) except as otherwise provided in Section 2(b) or 2(c),

Participant’s continuous active service with Approach or an Affiliate through the end of the Performance Period (the “Continuous Service Requirement”). During the Performance Period, the Maximum Restricted Shares shall be subject to being forfeited by Participant to Approach as provided in this Agreement, and Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of any of the Maximum Restricted Shares (the “Restrictions”).

(a) TSR Vesting Objective. The “TSR Vesting Objective” means Approach’s relative ranking in respect of the Performance Period with regard to Total Shareholder Return (as defined in Appendix A attached hereto) as compared to Total Shareholder Return of the Peer Companies (as defined in Appendix A), and the level of achievement of the TSR Vesting Objective shall be determined in accordance with Appendix A. After the end of the Performance Period, the Committee will determine Approach’s Total Shareholder Return as compared to Total Shareholder Return of the Peer Companies and will certify the level of achievement with respect to the TSR Vesting Objective and what percentage of the Target Restricted Shares has been earned in accordance with the table set forth in Appendix A (such number of Restricted Shares that become earned shall hereinafter be called the “Earned Restricted Shares”), subject to Participant’s satisfaction of the Continuous Service Requirement; provided, that, if Approach’s absolute Total Shareholder Return for the Performance Period is negative, the number of Earned Restricted Shares shall not exceed the Target Restricted Shares. Any fractional Earned Restricted Shares shall be rounded up to the nearest whole share of Common Stock. The Committee’s certification of the level of achievement of the TSR Vesting Objective will be effective as of December 31,          [TWO YEARS AFTER YEAR OF GRANT DATE], regardless of any delay in the Committee’s determination. The Committee shall have the sole discretion for determining the level of achievement with respect to the TSR Vesting Objective and the number of Earned Restricted Shares, and any such determinations shall be conclusive. If the Committee determines that less than the total number of Maximum Restricted Shares has become Earned Restricted Shares, (i) the Participant shall have no rights whatsoever in and to any of the Maximum Restricted Shares that have not become Earned Restricted Shares, (ii) all of the Maximum Restricted Shares that have not become Earned Restricted Shares shall automatically revert to Approach at no cost and (iii) neither the Participant nor any of his or her heirs, beneficiaries, executors, administrators or other personal representatives shall have any rights with respect to any Maximum Restricted Shares that have not become Earned Restricted Shares. Following the removal of the Restrictions on any Earned Restricted Shares, Approach shall, as soon as administratively feasible, deliver to Participant from escrow a certificate representing such shares of Common Stock and Participant shall be free to sell, transfer, pledge, exchange, hypothecate or otherwise dispose of such shares of Common Stock, subject to applicable securities laws and the policies of Approach then in effect.

(b) Termination of Employment.

(i) Termination Generally. Subject to Section 2(b)(ii) and Section 2(c), upon termination of Participant’s employment or service with Approach or an Affiliate prior to the end of the Performance Period, (A) the Participant shall have no rights whatsoever in and to any of the Maximum Restricted Shares, (B) all of the Maximum Restricted Shares shall automatically revert to Approach at no cost, and (C) neither Participant nor any of his or her heirs, beneficiaries, executors, administrators or other personal representatives shall have any rights with respect thereto.

(ii) Termination for Death or Disability. If Participant’s employment or service with Approach or an Affiliate is terminated prior to the end of the Performance Period as a result of the Participant’s death or Disability (as defined in the Plan), then the Restrictions on a number of Restricted Shares equal to the Target Restricted Shares shall automatically lapse at the time of such termination of employment or service and such number of Target Restricted Shares shall be deemed to be Earned Restricted Shares. Following the removal of the Restrictions on the Earned Restricted Shares as of the time of termination, Approach shall, as soon as administratively feasible, deliver to Participant from escrow a certificate representing such shares of Common Stock and Participant shall be free to sell, transfer, pledge, exchange, hypothecate or otherwise dispose of such shares of Common Stock, subject to applicable securities laws and the policies of Approach then in effect.

(c) Change of Control. Notwithstanding the Change of Control provisions in Article XIII of the Plan or any provision hereof to the contrary, if a Change of Control (as defined in the Plan) occurs prior to the end of the Performance Period (the date of such occurrence, the “Change of Control Date”) and Participant has remained in continuous service with Approach or an Affiliate through the Change of Control Date, then, upon the occurrence of such Change of Control, Participant shall be deemed to have earned a number of the Restricted Shares equal to the number of Earned Restricted Shares the Participant would have earned in accordance with Section 2(a), but assuming that (i) the Performance Period ended on the Change of Control Date, and (ii) the determination of whether, and to what extent, the TSR Vesting Objective is achieved shall be based on actual performance against the stated criteria through the Change of Control Date. Following the removal of the Restrictions on the Earned Restricted Shares as of the Change of Control Date, Approach shall, as soon as administratively feasible, deliver to Participant from escrow a certificate representing such shares of Common Stock and Participant shall be free to sell, transfer, pledge, exchange, hypothecate or otherwise dispose of such shares of Common Stock, subject to applicable securities laws and the policies of Approach then in effect.

3. Rights as Stockholder. Subject to the provisions of this Agreement, upon the issuance of a certificate or certificates representing the Maximum Restricted Shares to Participant, Participant shall become the record and beneficial owner thereof for all purposes and shall have all rights as a stockholder, including without limitation voting rights and the right to receive dividends and distributions (provided that any such dividend or distribution shall be paid no later than the 15th day of the third month of the calendar year following the calendar year in which the dividend or distribution is declared by Approach), with respect to the Maximum Restricted Shares. If and to the extent Approach shall effect a stock split, stock dividend or similar distribution with respect to the Common Stock, (a) the stock distributed pursuant thereto shall be held by Approach with respect to those Maximum Restricted Shares as to which the Restrictions have not yet been removed pursuant to Section 2; (b) such additional stock shall enjoy the privileges and be subject to the Restrictions applicable to the Maximum Restricted Shares; and (c) Participant shall be entitled to sell, transfer, pledge, exchange, hypothecate or otherwise dispose of such additional stock when and to the extent the Restrictions on the Maximum Restricted Shares to which the distribution relates have been removed pursuant to Section 2.

4. Optional Issuance in Book-Entry Form. Notwithstanding the foregoing, at the option of Approach, any shares of Common Stock that under the terms of this Agreement are issuable in the form of a stock certificate may instead be issued in book-entry form.

5. Withholding Taxes.

(a) Participant may elect, within 30 days of the Grant Date and on notice to Approach and the Internal Revenue Service in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder, to realize income for federal income tax purposes equal to the fair market value of the Maximum Restricted Shares on the Grant Date. In such event, Participant shall make arrangements satisfactory to Approach or the appropriate Affiliate to pay in the calendar year that includes the Grant Date any federal, state or local taxes required to be withheld with respect to such shares.

(b) If no election is made by Participant pursuant to Section 5(a) hereof, then upon the termination of the Restrictions applicable hereunder to all or any portion of the Restricted Shares, Participant (or in the event of Participant’s death, the administrator or executor of Participant’s estate) will pay to Approach or the appropriate Affiliate, or make arrangements satisfactory to Approach or such Affiliate regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the Earned Restricted Shares with respect to which such Restrictions have terminated. Approach may allow the Participant to pay the amount of such taxes required by law to be withheld with respect to the Earned Restricted Shares by (i) withholding shares of Common Stock from any issuance of Common Stock due as a result of the removal of the Restrictions on any Restricted Shares, or (ii) permitting the Participant to deliver to Approach previously acquired shares of Common Stock, in each case having an aggregate Fair Market Value on the date of calculation equal to the amount of such required withholding taxes.

(c) Any provision of this Agreement to the contrary notwithstanding, if Participant does not satisfy his or her obligations under paragraphs (a) or (b) of this Section 5, Approach shall, to the extent permitted by law, have the right to deduct from any payments made under the Plan, regardless of the form of such payment, or from any other compensation payable to Participant, whether or not pursuant to this Agreement or the Plan and regardless of the form of payment, any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Shares.

6. Reclassification of Shares. In the event of any reorganization, recapitalization, stock split, stock dividend, merger, consolidation, combination of shares or other change affecting the Common Stock, the Committee shall make adjustments in accordance with the Plan. Any such adjustments made by the Committee shall be conclusive.

7. Effect on Employment. Nothing contained in this Agreement shall confer upon Participant the right to continue in the employment of Approach or any Affiliate, or affect any right which Approach or any Affiliate may have to terminate the employment of Participant. This shall not be construed as any agreement or understanding, express or implied, that Approach or any Affiliate will retain Participant as an employee for any period of time or at any particular rate of compensation or other terms and conditions of employment unrelated to Restricted Shares.

8. Investment Representations.

(a) The shares are being received for Participant’s own account with the intent of holding them and without the intent of participating, directly or indirectly, in a distribution of such shares and not with a view to distribute, or for resale in connection with any distribution of, such shares or any portion thereof.

(b) A legend may be placed on any certificate(s) or other document(s) delivered to Participant or substitute therefore indicating restrictions on transferability of the shares pursuant to this Agreement or referring to any stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, NASDAQ or any other stock exchange or association upon which the Common Stock of Approach is then listed or quoted, any applicable federal or state securities laws, and any applicable corporate law, and any transfer agent of Approach shall be instructed to require compliance therewith.

9. Assignment. Approach may assign all or any portion of its rights and obligations under this Agreement. The Award, the Restricted Shares and the rights and obligations of Participant under this Agreement may not be assigned, sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of by Participant other than by will or the applicable laws of descent and distribution.

10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of (a) Approach and its successors and assigns, and (b) Participant and his or her heirs, devisees, executors, administrators and personal representatives.

11. Notices. All notices between the parties hereto shall be in writing and given in the manner provided in Section 15.7 of the Plan. Notices to Participant shall be given to Participant’s address as contained in Approach’s records. Notices to Approach shall be addressed to the Corporate Secretary at the principal executive offices of Approach as set forth in Section 15.7 of the Plan.

12. Governing Law; Exclusive Forum; Consent to Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware except for its laws with respect to conflict of laws. The exclusive forum for any lawsuit arising from or related to this Agreement shall be a state or federal court in Tarrant County, Texas. This provision does not prevent Approach from removing to an appropriate federal court any action brought in state court. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS PROHIBITING REMOVAL TO FEDERAL COURT BY APPROACH OF ANY ACTION BROUGHT AGAINST IT BY PARTICIPANT.

13. Execution of Receipts and Releases. Any issuance or transfer of the Restricted Shares to Participant or Participant’s legal representative, heir, legatee or distributee, in accordance with the provisions of this Agreement, shall be in full satisfaction of all claims of such persons hereunder related to the Award. Approach may require Participant or Participant’s legal representative, heir, legatee or distributee, as a condition precedent to such issuance, to execute such a release and receipt therefore in such form as Approach may determine.

14. Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

15. Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

16. Amendment. The Committee may amend the terms of this Award and this Agreement at any time, although no such amendment shall adversely affect, in any material way, the Participant’s (or a Participant’s Permitted Transferee’s) rights under an outstanding Award without the prior consent of the Participant (or the Participant’s Permitted Transferee) then holding the Award.

17. Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning its subject matter and supersedes all prior agreements, understandings, and statements, both written and oral, between the parties with respect to such subject matter. In signing this Agreement, the Participant is not relying on any written or oral statement, promise, or representation from Approach or its Affiliates concerning this Agreement other than as set above in this Agreement.

18. Miscellaneous. Notwithstanding anything to the contrary in this Agreement, Approach will not be required to comply with any term, covenant or condition of this Agreement if and to the extent prohibited by applicable law. Participant shall reimburse Approach for incentive-based or equity-based compensation and profits realized from the sale of the Restricted Shares covered by this Agreement as required by applicable law, including, but not limited to, Section 304 of the Sarbanes-Oxley Act of 2002 and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and agrees that Approach need not comply with any term, covenant or condition of this Agreement to the extent that doing so would require that Participant reimburse Approach for such amounts pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 and/or Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

IN WITNESS WHEREOF, Approach and Participant have executed this Agreement as of the date first written above.

APPROACH RESOURCES INC.

By:

Name:

Title:

PARTICIPANT

Participant Signature

Participant Printed Name

STOCK POWER AND ASSIGNMENT

SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED and pursuant to that certain Approach Resources Inc. 2007 Stock Incentive Plan and the Restricted Stock Award Agreement dated             , 20     (the “Agreement”), the undersigned Participant hereby sells, assigns and transfers unto             ,              shares of Common Stock, $0.01 par value per share, of Approach Resources Inc., a Delaware corporation (“Approach”), standing in the undersigned’s name on the books of Approach and does hereby irrevocably constitute and appoint the Corporate Secretary of Approach as the undersigned’s attorney-in-fact, with full power of substitution, to transfer said stock on the books of Approach. THIS ASSIGNMENT MAY ONLY BE USED AS AUTHORIZED BY THE AGREEMENT AND ANY EXHIBITS THERETO.

Dated:

PARTICIPANT

Participant Signature

Participant Printed Name

APPENDIX A

TO RESTRICTED STOCK AWARD AGREEMENT

Total Shareholder Return Vesting Objective

The TSR Vesting Objective for the Restricted Shares is outlined in this Appendix A below. The “TSR Vesting Objective” means Approach’s relative ranking in respect of the Performance Period with regard to Total Shareholder Return as compared to Total Shareholder Return of the Peer Companies. The Committee shall have the sole discretion for determining the level of achievement with respect to the TSR Vesting Objective and the number of Earned Restricted Shares, and any such determinations shall be conclusive.

1.	Defined Terms.

(a) “Total Shareholder Return” means, as to Approach and each of the Peer Companies, the annualized rate of return shareholders receive through stock price changes and the assumed reinvestment of dividends paid over the Performance Period. Dividends per share paid other than in the form of cash shall have a value equal to the amount of such dividends reported by the issuer to its shareholders for purposes of Federal income taxation. For purposes of determining the Total Shareholder Return for Approach and each of the Peer Companies (except as provided below for Laredo Petroleum Holdings, Inc.), the change in the price of Approach’s Common Stock and of the common stock of each Peer Company, as the case may be, shall be based upon the average of the closing stock prices of Approach and each such Peer Company on each trading day in the 30-day period preceding each of the start (“Initial Value”) and the end (“Closing Value”) of the Performance Period. The Initial Value of the Common Stock to be used to determine Total Shareholder Return over the Performance Period is $30.06.

(b) “Peer Company” means a company that (i) has a class of common equity securities listed to trade under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during each day of the Performance Period, and (ii) is one of the following companies:

Abraxas Petroleum Corporation	Oasis Petroleum Inc.
Carrizo Oil & Gas, Inc.	Petroleum Development Corporation
Comstock Resources Inc.	Petroquest Energy, Inc.
GMX Resources Inc.	Resolute Energy Corporation
Goodrich Petroleum Corporation	Rex Energy Corporation
Gulfport Energy Corporation	Rosetta Resources Inc.
Kodiak Oil & Gas Corp.	Stone Energy Corporation

In addition, if and solely to the extent that at the end of the Performance Period one or more of the 14 companies listed above fails to qualify as a “Peer Company,” then such number of the following alternate companies (selected in the order presented below) as is necessary to have 14 Peer Companies shall be treated as Peer Companies for the entire Performance Period, provided that each such alternate company satisfies the requirement of having a class of common equity securities listed to trade under Section 12(g) of the Exchange Act during each day of the Performance Period. For purposes of determining the Total Shareholder Return of Laredo Petroleum Holdings, Inc. (“LPI”) the Initial Value of LPI’s common stock shall be based upon the average of LPI’s closing stock price on each trading day in the 17-day period preceding the start of the Performance Period.

Alternate Peer Companies:	Laredo Petroleum Holdings, Inc.
Forest Oil Corporation

If, after adding all eligible alternate companies, the number of companies qualifying as Peer Companies for the Performance Period is less than 14, the Committee shall, in good faith, determine the percentage of the Target Restricted Shares earned in a manner consistent with (a) the requirements to qualify the Restricted Shares as performance-based compensation exempt from the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, to the extent the Committee determines that such qualification is in Approach’s best interest, and (b) the following general guidelines for determining the number of Earned Restricted Shares:

(i) If the Company’s Total Shareholder Return ranks in the 90th percentile or above as compared to the Total Shareholder Return of the qualifying Peer Companies, the number of Earned Restricted Shares shall equal the Maximum Restricted Shares;

(ii) If the Company’s Total Shareholder Return ranks in the 55th percentile as compared to the Total Shareholder Return of the qualifying Peer Companies (or, the next percentile above 55 that applies if the actual determination of the Total Shareholder Return rankings for the Performance Period does not include the 55th percentile (e.g., the 57th percentile ranking in the table in Section 2 below)), the number of Earned Restricted Shares shall equal the Target Restricted Shares;

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(iii) If the Company’s Total Shareholder Return ranks in the 40th percentile as compared to the Total Shareholder Return of the qualifying Peer Companies (or, the next percentile above 40 that applies if the actual determination of the Total Shareholder Return rankings for the Performance Period does not include the 40th percentile (e.g., the 43rd percentile ranking in the table in Section 2 below), the number of Earned Restricted Shares shall equal 50% of the Target Restricted Shares (such percentage of the Target Restricted Shares, the “Threshold Restricted Shares”);

(iv) If the Company’s Total Shareholder Return ranks below the 40th percentile as compared to the Total Shareholder Return of the qualifying Peer Companies, no Restricted Shares will become Earned Restricted Shares; and

(v) If the Company’s Total Shareholder Return ranking falls in between the levels specified above for earning the Maximum Restricted Shares, the Target Restricted Shares and the Threshold Restricted Shares, the Committee shall have the discretion to determine the percentage of the Target Restricted Shares that become Earned Restricted Shares within the levels specified above.

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(c) “Performance Period” means the three year period commencing on January 1,          and ending on December 31,          [TWO YEARS AFTER YEAR OF GRANT DATE].

2. Calculation of Ranking; Earned Restricted Shares. After the end of the Performance Period, the Committee will determine Approach’s Total Shareholder Return as compared to Total Shareholder Return of the Peer Companies and will certify the level of achievement with respect to the TSR Vesting Objective and the number of Earned Restricted Shares in accordance with the following table:

TSR Company Ranking	Percentile Ranking	Percentage of Target Restricted Shares Earned
Company 1	100%	150%
Company 2	93%	150%
Company 3	86%	140%
Company 4	79%	130%
Company 5	71%	120%
Company 6	64%	110%
Company 7	57%	100%
Company 8	50%	75%
Company 9	43%	50%
Company 10	36%	0%
Company 11	29%	0%
Company 12	21%	0%
Company 13	14%	0%
Company 14	7%	0%
Company 15	0%	0%

Notwithstanding the foregoing, (a) if Approach’s absolute Total Shareholder Return for the Performance Period is negative, the number of Earned Restricted Shares shall not exceed the Target Restricted Shares, and (b) no Restricted Shares will become Earned Restricted Shares unless Participant also satisfies the Continuous Service Requirement in accordance with the terms of the Agreement.

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